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                                    EXHIBIT 5

                                            January 21, 1999

Board of Directors
St. John Knits, Inc.
17422 Derian Avenue
Irvine, California  92614

Ladies and Gentlemen:

             Reference is made to the letter dated December 8, 1998, as modified on December 16, 1998, the letter dated December 30, 1998 and the letter dated January 14, 1999 (together, the "Prior Letters"), from Robert Gray and Vestar Capital Partners III, L.P. (the "Purchasers") to you in connection with our proposal to purchase 98% of the outstanding common stock of St. John Knits, Inc. (the "Company"). Capitalized terms used and not defined herein shall have the meaning set forth in the Prior Letters.

             In response to the Independent Committee's request, we are willing to further extend our proposal until February 1, 1999. Except for such extension, all the terms and conditions of the Prior Letters remain in effect. We remain committed to working with you and the Company to execute a definitive acquisition agreement and to consummate a Transaction between us and the Company.

                                       Yours truly,

                                       /s/ Robert E. Gray
                                       -----------------------------------------
                                       Robert E. Gray

                                       VESTAR CAPITAL PARTNERS III, L.P.

                                       By: Vestar Associates III, L.P.,
                                           its General Partner

                                       By: Vestar Associates Corporation III,
                                           its General Partner

                                       By: /s/ James P. Kelley
                                          --------------------------------------
                                          James P. Kelley

cc: Independent Committee